Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Jaguar Acquisition Corporation
Conshohocken, PA

We hereby consent to the use in the Registration Statement on Form S-4 of our report dated June 26, 2007 relating to the financial statements of Jaguar Acquisition Corporation as of and for the periods ended March 31, 2007, which are contained in that Registration Statement.

Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern.

We also consent to the reference to us under the caption ‘‘Experts’’ in the Registration Statement.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
New York, New York

October 26, 2007